Exhibit 21.1
HARMONIC INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

	State or Other Jurisdiction	Percent of Voting Securities Owned
Name	of Incorporation	by Harmonic
Harmonic (Asia Pacific) Limited	Hong Kong	100%
Harmonic Delaware, L.L.C.	U.S.A.	100%
Harmonic Europe S.A.S.	France	100%
Harmonic Germany GmbH	Germany	100%
Harmonic Global Limited	Cayman Islands	100%
Harmonic Japan GK	Japan	100%
Harmonic India Private Limited	India	100%
Harmonic International A.G.	Switzerland	100%
Harmonic International Inc.	U.S.A.	100%
Harmonic International Limited	Bermuda	100%
Harmonic Lightwaves (Israel) Ltd.	Israel	100%
Harmonic Norway A.S.	Norway	100%
Harmonic Poland Sp. Zo. o	Poland	100%
Harmonic Singapore P.T.E. Ltd.	Singapore	100%
Harmonic Spain SL	Spain	100%
Harmonic Technologies (HK) Limited	Hong Kong	100%
Harmonic (UK) Limited	United Kingdom	100%
Harmonic Video Networks Ltd.	Israel	100%
Harmonic Video Systems Ltd.	Israel	100%
Horizon Acquisition Ltd.	Israel	100%
Omneon Asia Pacific Limited	Hong Kong	100%
Omneon Japan K.K.	Japan	100%
Omneon Singapore Pte. Ltd.	Singapore	100%
Omneon U.K. Ltd.	United Kingdom	100%